SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2007

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257

(Address of principal executive offices) (Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2007, Bank of the Sierra, a wholly-owned and fully consolidated subsidiary of Sierra Bancorp (collectively referred to herein as the “Company”), entered into an agreement to sell its consumer and commercial credit card accounts and all associated outstanding balances to Elan Financial Services (Elan). Elan will continue to issue credit cards branded with the Bank of the Sierra name, but will carry the balances on its own books and will ultimately be responsible for all servicing aspects.

The effective date of the sale is June 1, 2007, and cash consideration provided to the Company with respect to the sale is equivalent to the approximate $10.5 million outstanding principal balance of the credit card accounts plus a premium of 11%. Furthermore, the sale enables the Company to reverse the $417,000 liability it has accrued for the redemption of credit card scorecard points, as Elan has assumed that liability subsequent to the sale date. About $400,000 of the Company’s loan loss allowance is currently allocated to credit card balances, but the allowance is impacted by a variety of factors and our loan loss provision for the second quarter of 2007 cannot yet be projected with any certainty.

The loss of the credit card portfolio’s contribution to the Company’s profitability going forward should be offset by income from credit card revenue-sharing arrangements with Elan, so the sale is not expected to result in a significant change in net income from ongoing operations in the near term. The Company’s longer-term profitability will be favorably impacted if Elan is able to increase credit card penetration and boost usage among the Company’s customer base, as expected, although no assurance can be provided in that regard.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: June 18, 2007	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President and Chief Financial Officer